                                     FORM N-18F-1

                         SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549





                                 WEITZ PARTNERS, INC.




     The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                      SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Omaha and the state of Nebraska on the 3rd day of April, 1998.


                                   Signature Weitz Partners, Inc.
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                                          By /s/Wallace R. Weitz
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                                       Title President
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Attest /s/Mary K. Beerling
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 Title Vice President/Secretary
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